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                        MULDOON, MURPHY & FAUCETTE
                             Attorneys At Law
                        5101 Wisconsin Avenue, N.W.
                         Washington, D.C.  20016
                                  -----
                         TELEPHONE (202) 362-0840
                         TELCOPIER (220- 966-9409




DIRECT DIAL (202)

                          October 9, 1998




Board of Directors
Long Island Financial Corp.
One Suffolk Square
Islandia, New York   11722

Board of Directors
Long Island Commercial Bank
One Suffolk Square
Islandia, New York   11722

To the Members of the Board of Directors:

      You have requested our opinion with respect to the federal income tax consequences of the reorganization of Long Island Commercial Bank (the "Bank" or "Target") to a holding company form of organization by the acquisition of the stock of the Bank by Long Island Financial Corp. ("Financial Corp." or the "Company" or "Acquiring") pursuant to the Plan of Acquisition dated September 15, 1998 (the "Plan of Acquisition") adopted by the Board of Directors (the "Reorganization").

     The Company will become the holding company for the Bank pursuant to the Plan of Acquisition as described in the Form S-4 Registration Statement. Under the Plan of Acquisition: (i) the Company will become the owner of 100% of the outstanding shares of the Bank Common Stock, and (ii) each shareholder who does not dissent from the Plan will receive one share of Company Common Stock in exchange for each share of the Bank Common Stock held by him or her at the time the Reorganization becomes effective. At such time, the Bank will become a wholly-owned subsidiary of the Company and each shareholder of the Bank not exercising dissenter's rights will become a shareholder of the Company without change in the number of shares owned or in respective ownership percentages. After the Reorganization, the Bank will continue to operate under the name "Long Island Commercial Bank" and the conduct of the Bank's business will be unaffected by the formation of the Company. Following the Reorganization, holders of Bank Common Stock will be entitled to exchange their present stock certificates for new certificates evidencing shares of Company Common Stock.



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MULDOON, MURPHY & FAUCETTE


      Board of Directors
      Long Island Financial Corp.
      Long Island Commercial Bank
      October 9, 1998
      Page 2


     We have made such inquiries and have examined such documents and records as we have deemed appropriate for the purpose of this opinion. In rendering this opinion, we have received certain standard representations of the Bank concerning the Company and the Bank as well as the transaction ("Representations"). These Representations are required to be furnished prior to the execution of this letter and again prior to the closing of the Acquisition. We will rely upon the accuracy of the Representations of the Company and the Bank and the statements of facts contained in the examined documents, particularly the Plan of Acquisition. We have also assumed the authenticity of all signatures, the legal capacity of all natural persons and the conformity to the originals of all documents submitted to us as copies. Each capitalized term used herein, unless otherwise defined, has the meaning set forth in the Plan of Acquisition. We have assumed that the Acquisition will be consummated strictly in accordance with the terms of the Plan of Acquisition.

     The Plan of Acquisition and the Registration Statement contain a detailed description of the Acquisition. These documents as well as the Representations to be provided by the Company and the Bank are incorporated in this letter as part of the statement of the facts.

     The rights of dissenting shareholders are governed by Section 6022 of the New York State Banking Law (the "NYSBL"). Any shareholder of the Bank entitled to vote on the Plan of Acquisition who does not assent thereto has the right to receive payment from the Bank of a fair value of his or her shares upon compliance with the provisions of Section 6022 of the NYSBL. Failure to comply with the procedure set forth in Section 6022 of the NYSBL will cause the shareholder to lose his or her dissenter's rights.

      You have provided the following Representations concerning this transaction:

      (a) The fair market value of the Acquiring stock received by each Target shareholder will be approximately equal to the fair market value of the Target stock surrendered in the exchange.

      (b) There is no plan or intention by the shareholders of Target who own one (1) percent or more of the Target stock, and to the best of the knowledge of the management of Target, there is no plan or intention on the part of the remaining shareholders of Target to sell, exchange,
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MULDOON, MURPHY & FAUCETTE


      Board of Directors
      Long Island Financial Corp.
      Long Island Commercial Bank
      October 9, 1998
      Page 3

            or otherwise dispose of a number of shares of Acquiring stock received in the transaction that would reduce the Target shareholders' ownership of Acquiring stock to a number of shares having a value, as of the date of the transaction, of less than 50 percent of the value of all of the formerly outstanding stock of Target as of the same date. For purposes of this representation, shares of Target stock surrendered by dissenters or exchanged for cash in lieu of fractional shares of Acquiring stock will be treated as outstanding Target stock on the date of the transaction. Moreover, shares of Target stock and shares of Acquiring stock held by Target shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the transaction will be considered in making this representation.

      (c) Target has no plan or intention to issue additional shares of its stock that would result in Acquiring losing "control" [80% of vote and value] of Target within the meaning of section 368(c) of the Internal Revenue Code.

      (d) Acquiring has no plan or intention to liquidate Target; to merge Target into another corporation; to cause Target to sell or otherwise dispose of any of its assets, except for dispositions made in the ordinary course of business; or to sell or otherwise dispose of any of the Target stock acquired in the transaction, except for transfers described in section 368(a)(2)(C) of the Code.

      (e) Acquiring has no plan or intention to reacquire any of its stock issued in the transaction.

      (f) Acquiring, Target, and the shareholders of Target will pay their respective expenses, if any, incurred in connection with the transaction.

      (g) Acquiring will acquire Target stock solely in exchange for Acquiring voting stock. For purposes of this representation, Target stock redeemed for cash or other property furnished by Acquiring will be considered as acquired by Acquiring. Further, no liabilities of Target or the Target shareholders will be assumed by Acquiring, nor will any of the Target stock be subject to any liabilities.


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MULDOON, MURPHY & FAUCETTE


      Board of Directors
      Long Island Financial Corp.
      Long Island Commercial Bank
      October 9, 1998
      Page 4


      (h) At the time of the transaction, Target will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in Target that, if exercised or converted, would affect Acquiring's acquisition or retention of control of Target, as defined in section 368(c) of the Code.

      (i) Acquiring does not own, directly or indirectly, nor has it owned during the past five years, directly or indirectly, any stock of Target.

      (j) Following the transaction, Target will continue its historic business or use a significant portion of its historic business assets in a business.

      (k) No two parties to the transaction are investment companies as defined in section 368(a)(2)(F) (iii) and (iv) of the Code.

      (l) Target will pay its dissenting shareholders the value of their stock out of its own funds. No funds will be supplied for that purpose, directly or indirectly, by Acquiring, nor will Acquiring directly or indirectly reimburse Target for any payments to dissenters.

      (m) On the date of the transaction, the fair market value of the assets of Target will exceed the sum of its liabilities plus the liabilities, if any, to which the assets are subject.

      (n) Target is not under the jurisdiction of a court in a title 11 [bankruptcy] or similar case within the meaning of section 368(a)(3)(A) of the Code.

      (o) No consideration other than voting common stock of Acquiring will be transferred by Acquiring in connection with the proposed transaction.

      (p) Acquiring stock will not be callable by Acquiring nor subject to a put option.


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MULDOON, MURPHY & FAUCETTE


      Board of Directors
      Long Island Financial Corp.
      Long Island Commercial Bank
      October 9, 1998
      Page 5

                       LIMITATIONS ON OPINION
                       ----------------------

     Our opinions expressed herein are based solely upon current provisions of the Internal Revenue Code of 1986, as amended, including applicable regulations thereunder and current judicial and administrative authority. Any future amendments to the Code or applicable regulations, or new judicial decisions or administrative interpretations, any of which could be retroactive in effect, could cause us to modify our opinion. No opinion is expressed herein with regard to the federal, state, or city tax consequences of the Acquisition under any section of the Code except if and to the extent specifically addressed.

                         FEDERAL TAX OPINION
                         -------------------

     Based solely upon the foregoing Representations and information and assuming the transaction occurs in accordance with the Plan of Acquisition, and taking into consideration the limitations noted throughout this opinion, it is our opinion that under current federal income tax law:

      (1) The acquisition by Acquiring of at least 80 percent of the outstanding shares of Target common stock in exchange solely for Acquiring voting common stock will constitute a reorganization within the meaning of section 368(a)(1)(B) of the Internal Revenue Code. Acquiring and Target will each be "a party to a reorganization" within the meaning of section 368(b).

      (2) No gain or loss will be recognized by Acquiring upon the receipt of Target common stock in exchange solely for Acquiring voting common stock (section 1032(a)).

      (3) The basis of the Target common stock to be received by Acquiring will be the same as the basis of the Target common stock in the hands of Target shareholders immediately prior to the exchange (section 362(b)).

      (4) The holding period of the Target common stock to be received by Acquiring will include the period during which such stock was held by Target shareholders (section 1223 (2)).
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MULDOON, MURPHY & FAUCETTE


      Board of Directors
      Long Island Financial Corp.
      Long Island Commercial Bank
      October 9, 1998
      Page 6

      (5) No gain or loss will be recognized by Target shareholders on the exchange of their Target common stock solely for the voting common stock of Acquiring (section 354(a)(1)).
      (6) The basis of the Acquiring voting common stock to be received by Target shareholders will be the same as the basis of the Target common stock surrendered in exchange therefor (section 358(a)(1)).

      (7) The holding period of the Acquiring voting common stock to be received by Target shareholders will include the holding period of the shares of Target common stock surrendered in exchange therefor, provided that the shares of Target common stock were held as capital assets on the date of the exchange (section 1223(1)).

      (8)   Where a shareholder of Target dissents to the proposed
            transaction and receives cash from Target for his Target common stock, such cash will be treated as received by a shareholder as a distribution in redemption of his Target common stock subject to the provisions and limitations of section 302 (Rev. Rul. 68-285, 1968-1 C.B. 147).
                                * * *

     Since this letter is rendered in advance of the closing of this transaction, we have assumed that the transaction will be consummated in accordance with the Plan of Acquisition as well as all the information and Representations referred to herein. Any change in the transaction could cause us to modify our opinion.

     We consent to the inclusion of this opinion as an exhibit to the S-4 Registration Statement of Long Island Financial Corp. and the references to and summary of this opinion in such S-4 Registration Statement.

                                              Sincerely,




                                              /s/ MULDOON, MURPHY & FAUCETTE